                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                ----------------

                                  FORM 8-K/A-2


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 16, 2001


                             Charming Shoppes, Inc.
                             ----------------------
               (Exact Name of Registrant as Specified in Charter)


                                  Pennsylvania
                                  ------------
                 (State or Other Jurisdiction of Incorporation)


         000-07258                                      23-1721355
         ---------                                      ----------
  (Commission File Number)                  (I.R.S. Employer Identification No.)


              450 Winks Lane,
           Bensalem, Pennsylvania                                   19020
           ----------------------                                   -----
   (Address of principal executive offices)                       (Zip Code)


                                 (215) 245-9100
                                 --------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)

        The undersigned registrant hereby amends and restates in its entirety
Item 7(b) of its Current Report on Form 8-K, dated August 16, 2001 and filed on August 31, as amended by a Form 8-K/A filed October 30, 2001, as set forth below:

Item 7.  Financial Statements and Exhibits.

        (b) The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended February 2, 2002 included in this Form 8-K/A ("Unaudited Statement of Operations" or "Statement") gives effect to our acquisition of Lane Bryant, based on historical data as reported by the separate companies and reflecting adjustments prepared as if the acquisition had occurred as of February 4, 2001 (the beginning of Fiscal 2002).

        The Unaudited Statement of Operations includes adjustments having a continuing impact on the consolidated company as a result of using the purchase method of accounting for the acquisition. The pro forma adjustments are described in the Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations (the "Notes"). We prepared the Unaudited Statement of Operations using available information, and assumptions that we believe are reasonable. The assumptions used and adjustments made in preparing the Statement are described in the Notes, which should be read in conjunction with the Statement. The Statement and related Notes should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended February 2, 2002.

        The Statement does not represent the actual results of operations that would have occurred if the acquisition had taken place as of the beginning of Fiscal 2002. It also is not necessarily indicative of the results of operations that we may achieve in the future. The Statement does not reflect adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the acquisition. We can make no assurances as to the amount of any financial benefits, if any, that we may actually realize as a result of the acquisition.

                             CHARMING SHOPPES, INC.
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                           YEAR ENDED FEBRUARY 2, 2002

                                                            Historical
                                                            ----------
(In thousands, except                               Charming           Lane
income (loss) per share)                             Shoppes          Bryant                                   Pro Forma
                                                   year ended      Feb. 4, 2001    Pro Forma                   Combined
                                                  Feb. 2, 2002   to Aug. 15, 2001  Adjustments      Notes       Company
                                                  ------------   ----------------  -----------      -----    -------------
Net sales ....................................    $  1,993,843     $   492,335     $        --               $   2,486,178
                                                  ------------     -----------     -----------               -------------

Operating expenses:
Cost of goods sold, buying,
     and occupancy ...........................       1,455,601         337,122             359      3(a)         1,793,082
Selling, general, and administrative .........         486,204         120,781              --                     606,985
Amortization of intangible assets ............           4,885                             495      3(a)             5,380
Corporate overhead allocation from
     The Limited, Inc. .......................              --          11,529              --                      11,529
Restructuring charge .........................          37,708              --              --                      37,708
                                                  ------------     -----------     -----------               -------------
     Total operating expenses ................       1,984,398         469,432             854                   2,454,684
                                                  ------------     -----------     -----------               -------------

Income (loss) from operations ................           9,445          22,903            (854)                     31,494

Other income, principally interest ...........           4,730              --          (2,698)     3(c)             2,032
Interest expense .............................         (18,701)             --          (9,388)     3(b)           (28,089)
                                                  ------------     -----------     -----------               -------------
Income (loss) from continuing
     operations, before income taxes .........          (4,526)         22,903         (12,940)                      5,437
Income tax provision (benefit) ...............            (120)          8,887          (5,021)       4              3,746
                                                  ------------     -----------     -----------               -------------

Income (loss) from continuing
     operations ..............................    $     (4,406)    $    14,016     $    (7,919)              $       1,691
                                                  ============     ===========     ===========               =============


Basic income (loss) per share from
     continuing operations ...................    $      (0.04)                                              $        0.02
                                                  ============                                               =============
Weighted average shares outstanding ..........         105,842                           5,129      3(d)           110,971

Diluted income (loss) per share from
     continuing operations ...................    $      (0.04)                                              $        0.02
                                                  ============                                               =============
Weighted average shares and share
     equivalents outstanding .................         105,842                           6,083      3(d)           111,925

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

                             CHARMING SHOPPES, INC.
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS

1.  Basis Of Presentation

         The information included in the Unaudited Pro Forma Condensed Consolidated Statement of Operations is based on historical data as reported by the separate companies, and gives effect to the Company's acquisition of Lane Bryant, Inc. as if the acquisition had occurred on February 4, 2001 (the beginning of the fiscal year ended February 2, 2002). Historical amounts for the Company are derived from its audited consolidated statement of operations for the year ended February 2, 2002. The historical amounts for the Company include the results of Lane Bryant from the date of acquisition, August 16, 2001. Historical amounts for Lane Bryant are for the period February 4, 2001 to August 15, 2001 and are unaudited.

         The pro forma amounts include adjustments having a continuing impact on the consolidated company as a result of using the purchase method of accounting for the acquisition. The pro forma adjustments are described below. The adjustments are based on the most recent information available and certain management judgments.

         In accordance with the requirements of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," the Company recognized certain intangible assets acquired (trademarks, tradenames, internet domain names, customer lists, and a covenant not to compete) separately from goodwill. The excess of the cost of the acquisition over the estimated fair value of the assets acquired has been allocated to goodwill. In accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," the goodwill, trademarks, tradenames, and internet domain names will not be amortized. The customer lists and covenant not to compete will be amortized over their estimated useful life of 5 years. In addition, effective as of February 3, 2002 (the beginning of the fiscal year ended February 1, 2003), there will be no amortization expense related to the Company's existing goodwill. Amortization expense related to the Company's existing goodwill was $4,885,000 for Fiscal 2002.

2.  Acquisition of Lane Bryant

         On August 16, 2001, we acquired 100% of the outstanding stock of Lane Bryant for cash of $286,223,000, including direct costs of the acquisition of $6,223,000, and 8,688,784 shares of our common stock, valued at $55,000,000. The cash paid for the acquisition was funded with the use of approximately $83,000,000 of our existing cash and cash equivalents, a $75,000,000 term loan, and revolving loans under a new credit facility obtained in connection with the acquisition (see below). Based on the final determination of the value of the Lane Bryant net assets acquired, on December 10, 2001, we issued to a subsidiary of The Limited an additional 837,209 shares of our common stock valued at $4,300,000. Of the aggregate total of 9,525,993 shares of common stock issued, 9,105,000 shares had been previously re-acquired by us and were being held as treasury shares. The Limited is restricted from selling our common stock for one year after the close of the transaction. The acquisition has been accounted for under the purchase method of accounting, and the results of operations of Lane Bryant are included in our results of operations from the date of acquisition.

                             CHARMING SHOPPES, INC.
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                                   (Continued)


         The acquisition of Lane Bryant complements our long-term growth strategy of becoming a leader in the sale of plus-size specialty apparel. Lane Bryant is a premier brand in the plus-size market with an established customer base and proprietary brand names, and operates in multiple retail venues, primarily in leading malls.

         Concurrent with the acquisition of Lane Bryant, we began a detailed evaluation of Lane Bryant's operations, resulting in a plan for the closing of 14 under-performing Lane Bryant stores and the involuntary termination of approximately 140 store employees. As of February 2, 2002, we finalized our plan to close the under-performing stores and to terminate the store employees. As a result, we recorded a liability of $3,762,000 as part of the purchase price allocation, which was primarily for estimated lease termination payments. In addition, we recorded an accrual of $390,000 for severance of store employees. Generally, if actual lease termination and severance payments differ from these estimates, an adjustment would be recorded to the purchase price allocation.

         In connection with the acquisition, we entered into a services agreement with The Limited and certain affiliates of The Limited under which we receive certain transitional services, including data center processing of Lane Bryant business applications, such as store polling and support of store systems, continuation of contract services with vendors for voice and data networks, and conversion services, through October 2, 2002. We have begun moving all of the Lane Bryant business applications and processes from The Limited to our platform and expect the transition to be completed by October 2, 2002.

         In accordance with the requirements of SFAS No. 141, we recognized certain intangible assets acquired, primarily trademarks, tradenames, and internet domain names, separately from goodwill. In accordance with the provisions of SFAS No. 142, the trademarks, tradenames, and internet domain names will not be amortized, but will be subject to periodic impairment reviews in accordance with the provisions of SFAS No. 142. Other intangible assets acquired, consisting of customer lists and a covenant not to compete, will be amortized over their estimated useful life of five years.

         The excess of the cost of the acquisition over the estimated fair value of the identifiable net assets acquired has been allocated to goodwill. In accordance with the requirements of SFAS No. 142, the goodwill will not be amortized, but will be subject to periodic impairment reviews in accordance with the provisions of SFAS No. 142.

                             CHARMING SHOPPES, INC.
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                                   (Continued)


         The following condensed balance sheet presents the financial position of Lane Bryant as of August 16, 2001 after giving effect to the acquisition.

(in thousands)

Cash and cash equivalents .................................    $    5,382
Merchandise inventories ...................................       107,951
Deferred income taxes .....................................        20,099
Prepayments and other .....................................        11,504
                                                               ----------
Total current assets ......................................       144,936
Property, equipment, and leasehold improvements, net ......        79,884
Tradenames and other intangibles ..........................       172,100
Goodwill ..................................................        23,038
                                                               ----------
Total assets ..............................................    $  419,958
                                                               ==========

Accounts payable ..........................................    $   25,551
Accrued expenses ..........................................        35,842
                                                               ----------
Total current liabilities .................................        61,393
Deferred income taxes .....................................        13,042
Total stockholders' equity ................................       345,523
                                                               ----------
Total liabilities and equity ..............................    $  419,958
                                                               ==========

         Assets acquired and liabilities assumed have been recorded at their estimated fair values. The recorded values of assets acquired and liabilities assumed are preliminary, and are subject to adjustment, pending final determination of their acquisition values. The final allocation of the purchase price is not expected to differ materially from the allocations used to prepare these financial statements. We expect to complete the final allocation of the purchase price within twelve months from the date of acquisition. The number of shares of our common stock issued in connection with the acquisition was based on a five-day average market value as defined in the purchase agreement.

                             CHARMING SHOPPES, INC.
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                                   (Continued)


         The allocation of the Lane Bryant purchase price is as follows:

(In thousands)
Acquisition of Lane Bryant stock:
     Cash paid ........................................................................   $ 280,000
     Fair market value of 8,688,784 shares of common stock
         issued at date of acquisition ................................................      55,000
     Fair market value of 837,209 shares of common stock
         issued at final settlement ...................................................       4,300
     Fees and other direct costs ......................................................       6,223
                                                                                          ---------
Total cost of Lane Bryant acquisition .................................................     345,523
                                                                                          ---------

Net assets of Lane Bryant at date of acquisition ......................................     145,223
Estimated fair market value of identifiable intangible assets acquired:
     Trademarks, tradenames, and internet domain names ................................     168,800
     Customer credit card lists .......................................................       2,700
     Covenant by The Limited not to compete ...........................................         600
Write off of deferred rent liability ..................................................       9,260
Deferred taxes on book/tax basis differences ..........................................       7,057
Step-up to estimated fair value of property, equipment,
     and leasehold improvements .......................................................       2,295
Accrual for unfavorable service contract ..............................................      (4,640)
Reserve for lease termination costs and severance associated
     with Lane Bryant stores to be closed .............................................      (4,152)
Write-down of assets for Lane Bryant stores to be closed ..............................        (557)
Accrued severance for employee terminations ...........................................      (3,071)
Accrued acquisition, registration, and legal costs ....................................        (955)
Accrued general liability and motor vehicle insurance .................................         (75)
                                                                                          ---------
Estimated fair value of identifiable net assets acquired ..............................     322,485
                                                                                          ---------

Excess of cost of acquisition over estimated fair value of net assets acquired ........   $  23,038
                                                                                          =========

         The above allocation of the purchase price to the assets acquired and liabilities assumed is based on our best estimate of the respective fair values. However, such allocation is preliminary and is subject to adjustment, pending final determination of the acquisition values. The final allocation of the purchase price is not expected to differ materially from the allocations reflected above. We expect to complete the final allocation of the purchase price within twelve months from the date of acquisition.

                             CHARMING SHOPPES, INC.
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                                   (Continued)

         In connection with the acquisition of Lane Bryant, on August 16, 2001 we replaced our existing $150,000,000 revolving credit facility with a $375,000,000 credit facility pursuant to a loan and security agreement of the same date (the "Facility" or the "Agreement"). This Facility includes a revolving credit facility with a maximum availability of $300,000,000, subject to borrowing limitations based on eligible inventory and the value of certain real property, and a three-year term loan of $75,000,000. The Facility provides for cash borrowings and enables us to issue up to $150,000,000 of letters of credit for overseas purchases of merchandise. The Facility is secured by our general assets, except for certain assets of our credit card securitization program, certain of our real properties and equipment subject to other mortgages, our interest in our joint venture with Monsoon plc, and assets of our non-U.S. subsidiaries. The Facility expires on August 16, 2004, with an option to renew the revolving credit facility for an additional year. We also terminated our existing $20,000,000 and $10,000,000 revolving credit facilities, which were obtained in connection with our previous acquisitions of the Catherine's and Modern Woman stores.

         The interest rate on borrowings under the revolving credit facility ranges from Prime to Prime plus .75% per annum for Prime Rate Loans, and LIBOR plus 2% to LIBOR plus 2.75% per annum for Eurodollar Rate Loans, and is determined quarterly, based on our Leverage Ratio or excess availability, as defined in the Agreement. The interest rate on borrowings under the term loan equals Prime plus 4% per annum, with minimum and maximum rates of 11.5% and 13%, respectively, per annum. As of February 2, 2002, the interest rates on borrowings under the revolving credit line and term loan were 3.9% and 11.5%, respectively. There is a fee of 1-1/2% per annum on outstanding documentary letters of credit, a fee of 2% per annum on outstanding stand-by letters of credit, a fee of .375% to .5% per annum on the unused portion of the revolving credit facility, and annual servicing fees totaling $156,000. Costs we incurred in obtaining the Facility were approximately $7,991,000. These debt acquisition costs have been deferred and are being amortized over the life of the Agreement.

         The Agreement includes limitations on sales and leasebacks, the incurrence of additional liens and debt, capital lease financing, and other limitations. The Agreement also requires, among other things, that we not pay dividends on our common stock and, under certain circumstances requires us to maintain an Adjusted Tangible Net Worth (as defined in the Agreement) of $228,000,000 (subject to adjustment). In January 2002, we amended the Agreement in connection with our restructuring plan. Until the term loan is paid in full, the Agreement requires that we maintain a minimum twelve-month earnings before interest, income taxes, depreciation, and amortization, as adjusted pursuant to the terms of the credit facility and to account for the acquisition of Lane Bryant ("Adjusted EBITDA") of $140,000,000 for Fiscal 2002 and $120,000,000 through the end of Fiscal 2003. Thereafter, until the term loan has been paid in full, the Agreement requires that we maintain a twelve-month Adjusted EBITDA of $140,000,000. The

                             CHARMING SHOPPES, INC.
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                                   (Continued)

agreement, as amended, also requires that, until the term loan is paid in full, we must maintain a ratio of Total Secured Debt to Adjusted EBITDA of not greater than 3.0 to 1.0 as of February 2, 2002, 2.85 to 1.0 at the end of the first quarter of Fiscal 2003, decreasing to 2.55 to 1.0 at the end of the fourth quarter of Fiscal 2003, and increasing to 3.0 to 1.0 at the end of each fiscal quarter thereafter. As of February 2, 2002, we were not in default with respect to any of the Agreement's covenants. We had outstanding letters of credit totaling $47,459,000 as of February 2, 2002, and the unused availability under the revolving credit facility was $128,706,000.

3. Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Fiscal Year Ended February 2, 2002

         (a)  Depreciation and amortization expense

         Certain Lane Bryant leasehold improvements were written up to their estimated fair market value in connection with the acquisition. This step-up of the leasehold improvements results in additional depreciation expense (included in cost of goods sold, buying, and occupancy expenses). The recognition of the customer lists and covenant not to compete acquired from Lane Bryant results in additional amortization expense. The pro forma effects of recognizing a full year of additional depreciation and amortization expense as a result of the step-up of leasehold improvements and recognition of the customer lists and covenant not to compete are as follows:

                                                                  Depreciation/
                                                                  Amortization
(in thousands)                                                     Adjustment
                                                                   ----------

Step-up of leasehold improvements ............................          $359
Acquisition of credit card lists .............................           400
Acquisition of covenant not to compete .......................            95

                             CHARMING SHOPPES, INC.
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                                   (Continued)

         (b)  Interest expense

         Had the Lane Bryant acquisition occurred on February 4, 2001, we would have incurred additional interest expense and amortization of deferred debt acquisition costs related to the term loan and revolving loan incurred in connection with the acquisition. The pro forma effect of recognizing a full year of additional interest expense and amortization of deferred debt acquisition costs is as follows:

                                                                                            Interest
                                                                           Interest          Expense
($ in thousands)                                                             Rate          Adjustment
                                                                             ----          ----------
$75.0 million term loan .................................................    11.5%             $4,672
$134.2 million revolving loan ...........................................     5.0               3,634
Amortization of deferred debt acquisition costs .........................     --                1,082

         The interest rates used in the above table represent the interest rates that were in effect for the loans as of the date the loans were incurred.

         (c)  Interest income

         A portion of the acquisition was funded through the use of our existing cash and cash equivalents. Prior to the acquisition, these funds had been invested in available-for-sale securities. Had the acquisition occurred on February 4, 2001, we would have earned lower interest income as a result of the reduction in funds available for investment in available-for-sale securities. The pro forma effect of recognizing a full year of lower interest income is as follows:

                                                                                            Interest
                                                                           Interest          Income
($ in thousands)                                                             Rate          Adjustment
                                                                             ----          ----------
$83.0 million of cash used to fund acquisition ..........................     6.0%             $2,698

         The interest rate used in the above table represents an estimated average rate of return on securities that would have been available for investment during the year ended February 2, 2002.

                             CHARMING SHOPPES, INC.
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                                   (Continued)

         (d)  Income (loss) per share from continuing operations

         Pro forma income (loss) per share from continuing operations has been adjusted to reflect the common stock issued in connection with the Lane Bryant acquisition. The diluted net loss per share calculation for Charming Shoppes excludes share equivalents related to our stock option and award plans, as the result would be anti-dilutive. Pro forma diluted net income per share includes the effect of dilutive stock options and awards, using the treasury stock method. The effect of assumed conversion of our 7.5% Convertible Subordinated Notes due 2006 has been excluded from the computation of fully diluted income
(loss) per share from continuing operations, as the result would be anti-dilutive. The pro forma adjustments to weighted average shares and share equivalents outstanding consist of the following:

                                                                                                Diluted Weighted
                                                                                                 Average Shares
                                                                        Basic Weighted              and Share
(in thousands)                                                          Average Shares             Equivalents
                                                                        --------------             -----------
Additional weighted average shares from
     assumed acquisition as of  February 4, 2001 ....................         5,129                     5,129
Dilutive effect of stock options and stock awards ...................            --                       954

4.  Income Taxes

         The Unaudited Pro Forma Condensed Consolidated Statement of Operations has been adjusted to reflect the estimated amount of income taxes that would have been accrued on pro forma pre-tax income (loss) from continuing operations had the acquisition taken place on February 4, 2001.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            CHARMING SHOPPES, INC.


                                            By:  /s/ Eric M. Specter
                                                 -------------------------------
                                                 Eric M. Specter, Executive
                                                 Vice President

May 17, 2002